UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 7, 2007

Hypercom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13521	86-0828608
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2851 West Kathleen Road, Phoenix, Arizona		85053
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	602-504-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 7, 2007, Hypercom Corporation (the "Company"), through its subsidiary Hypercom Manufacturing Resources, Inc. (collectively, "Hypercom"), entered into a Contract Manufacturing Agreement (the "Agreement") with Venture Corporation (Singapore) LTD ("Venture") for the manufacture and assembly by Venture of certain products for Hypercom. The Agreement has an initial term of three years and will be automatically renewed for additional consecutive one-year periods unless either party provides written notification of termination within 60 calendar days prior the end of such term or renewal term.

Under the Agreement, Venture will procure components, test, package and prepare all covered products for shipment. Hypercom is not required to purchase any minimum quantities or units of products except as may be defined in an applicable product schedule to the Agreement. The Agreement covers both existing Hypercom products and products that Hypercom may develop from time to time during the term of the Agreement. Venture will also provide new product introduction and design services to Hypercom as mutually agreed by the parties from time to time.

Under a previously executed Contract Manufacturing Services and Supply Agreement, Venture's services to Hypercom were limited to the manufacture and supply of printed circuit board assemblies for certain products and providing on-site general management support at Hypercom's facility in Shenzhen, China, for such manufacture and delivery. The Company previously disclosed the commencement of the manufacturing relationship with Venture in its Current Report on Form 8-K filed on July 5, 2007 and two press releases issued by the Company on June 29, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hypercom Corporation

December 13, 2007	By:	Philippe Tartavull

Name: Philippe Tartavull
Title: President and Chief Operating Officer